UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 28, 2008

Active Power, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12

Austin, Texas 78758

(Address of principal executive offices, including zip code)

(512) 836-6464

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Active Power, Inc., a Delaware corporation (the “Company”), approved certain changes to the Company’s severance arrangements with James A. Clishem, the Company’s Chief Executive Officer and President, and John K. Penver, the Company’s Chief Financial Officer, as follows:

The change in control agreements that we currently have with Mr. Clishem and Mr. Penver provide that if within 12 months following a change in control the executive officer’s employment is terminated for reasons other than cause, as defined, or by the executive for good reason, including a reduction in role and/or responsibilities of the executive within 12 months of a change in control, then certain amounts of severance pay and health benefits would be payable.

We have modified the contract with Mr. Clishem such that the amount of severance payable to Mr. Clishem was increased from a severance payment equal to six months of salary and health benefits to one equal to 12 months of salary and health benefits.

We have modified the contract with Mr. Penver such that the amount of severance payable to Mr. Penver was increased from a severance payment equal to four months of salary to one equal to nine-months of salary and health benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: March 5, 2008	By:	/s/ John Penver
John Penver
Chief Financial Officer